UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2008

SourceForge, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, California 94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)  On March 31, 2008 the Board of Directors of SourceForge, Inc. (the “Company”) appointed Jeffrey Chalmers, the Company’s Corporate Controller, to serve as the Company’s Interim Chief Financial Officer, with such appointment to include being considered the Company’s Principal Financial Officer and Principal Accounting Officer and member of the Company’s executive team, during the maternity leave of absence of Patricia S. Morris, the Company’s Senior Vice President and Chief Financial Officer. Ms. Morris’s leave of absence is being provided to her according to the Company’s standard employee benefits and policies.

(c)  Effective as of March 31, 2008 and continuing until Ms. Morris returns from her maternity leave of absence, Jeffrey Chalmers, age 45, who currently serves as the Company’s Corporate Controller, will assume the responsibilities of and serve as the Company’s Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer and member of the Company’s executive team, for purposes of the Company’s securities filings.

   Mr. Chalmers joined the Company as its Corporate Controller in December 2005. From June 2006 until July 2006, he also served as the Company’s Interim Chief Financial Officer. From September 2003 to September 2005, Mr. Chalmers served as Corporate Controller of LogicVision, Inc., a provider of solutions for designing semiconductor chips. From March 2002 to August 2003, Mr. Chalmers served as Director of Finance at Digital Fountain, Inc., a developer of data communication technology. Mr. Chalmers is a Certified Public Accountant. Mr. Chalmers holds bachelor degrees in accounting and commerce from the University of the Witwatersrand, located in Johannesburg, South Africa. There are no family relationships between Mr. Chalmers and any executive officers, directors, or other employees of the Company. Mr. Chalmers has no material interests in any transactions or proposed transactions with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCEFORGE, INC. a Delaware corporation

By:	/s/ Ali Jenab
Ali Jenab President and Chief Executive Officer

Date: March 31, 2008